Exhibit 2.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of January 6, 2004, by and among 24/7 Real Media, Inc. a Delaware corporation (“Buyer”), the Selling Shareholders named on the signature page hereto (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”), and The Bank of New York, a New York banking institution (the “Escrow Agent”).  Buyer and the Selling Shareholders are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Buyer and the Selling Shareholders have entered into that certain Share Acquisition Agreement, dated December 16, 2003 (the “Purchase Agreement”), pursuant to which Buyer has agreed to purchase and the Selling Shareholders have agreed to sell all of the outstanding shares of capital stock of Real Media Korea Co., Ltd., a corporation formed under the laws of the Republic of Korea (“RMK”) held by the Selling Shareholders on the date thereof;

WHEREAS, pursuant to the Purchase Agreement and as part of the transactions contemplated thereby, the Parties have agreed to enter into this Agreement and deposit the Escrow Shares (hereinafter defined) with the Escrow Agent;

WHEREAS, the parties hereto desire to more specifically set forth their rights and obligations with respect to the Escrow Fund (hereinafter defined) and the distribution and release thereof; and

WHEREAS, the execution and delivery of this Agreement is a condition to the Parties’ obligations under the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.                                      ESTABLISHMENT OF ESCROW.

Simultaneously with the Closing, the following has occurred, all of which is hereby acknowledged by each of the Parties and the Escrow Agent:

1.1          DEPOSIT OF ESCROW SHARES.

Buyer has issued to each Selling Shareholder a certificate evidencing the number of shares of Buyer Common Stock set forth opposite such Selling Shareholder’s name on Exhibit A.  Collectively, such shares comprise the Escrow Shares issuable by Buyer pursuant to Section

2.4 of the Purchase Agreement (the “Escrow Shares”).  Each such Selling Shareholder is depositing the certificate evidencing its Escrow Shares with the Escrow Agent, to be held in escrow in accordance with this Escrow Agreement.  The Escrow Shares shall be held by the Escrow Agent in the Escrow Account in accordance with the provisions of this Escrow Agreement and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.  The Escrow Shares, together with all products and proceeds thereof (including all interest, dividends, gains and other income earned with respect thereto) (the “Escrow Earnings”), are collectively referred to herein as the “Escrow Fund.”

1.2          ESCROW ACCOUNT.

The Escrow Agent has received the Escrow Shares and agrees to hold the Escrow Fund in a separate and distinct account (the “Escrow Account”), subject to the terms and conditions of this Agreement.  The Escrow Agent shall not distribute or release any of the Escrow Fund except in accordance with the express terms and conditions of this Agreement.  The Escrow Agent shall furnish the Parties with monthly statements in respect of the Escrow Account.

1.3          ACKNOWLEDGEMENT OF INDEMNIFICATION OBLIGATIONS.

Each of the Selling Shareholders has agreed to the terms of Exhibit E of the Purchase Agreement which provide that the Buyer Group shall be held harmless and indemnified from and against, and shall be compensated and reimbursed for, any Losses subject to the terms and conditions of such Exhibit E.  The Selling Shareholders, and the Escrow Agent on behalf of the Selling Shareholders, expressly agree that the Escrow Shares (i) shall be security for such indemnity obligation, subject to the limitations and in the manner provided for in this Agreement and (ii) are subject to release to Buyer or the other members of the Buyer Group upon the terms set forth herein.

1.4          VOTING OF ESCROW SHARES.

Each Selling Shareholder shall be entitled to vote its respective Escrow Shares in the same manner as Buyer’s shareholders generally, subject to the voting restrictions in Exhibit B to the Purchase Agreement, provided that any shares held in the Escrow Account shall be treated as the last shares to be released from the restrictions contained in Exhibit B to the Purchase Agreement.  Buyer shall give the Selling Shareholders at least as much notice of meetings of shareholders as it gives its shareholders generally.

1.5          DIVIDENDS, ETC.

Any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares shall not be distributed to the Selling Shareholders, but rather shall be deposited by Buyer with the Escrow Agent to be held in the Escrow Account and allocated to the appropriate Selling Shareholder’s Sub-Account described in Section 2.

1.6          TRANSFERABILITY.

Except as otherwise provided in this Agreement, the interests of the Selling Shareholders in the Escrow Account and in the Escrow Shares shall not be assignable or transferable, other than by operation of law.  No transfer of any of such interests by operation of law shall be recognized or given effect until Buyer shall have received written notice of such transfer.

1.7          FRACTIONAL SHARES.

No fractional shares of Buyer Common Stock shall be retained in or released from the Escrow Account pursuant to this Escrow Agreement.  In connection with any release of Escrow Shares from the Escrow Account, any Selling Shareholder who would otherwise be entitled to receive a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock issuable to such Selling Shareholder) shall be paid by Buyer in cash, the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average of the Weighted Average Price for each of the ten (10) Trading Days immediately preceding the date of such release, and such fraction of a share shall be returned to Buyer.

1.8          VALUATION OF SHARES HELD IN ESCROW.

For purposes of this Escrow Agreement, any Escrow Shares distributed to Buyer shall be valued at the average of the Weighted Average Price for each the ten (10) Trading Days immediately preceding the date of distribution.

2.                                      PERMITTED INVESTMENTS.

The number of Escrow Shares beneficially owned by each Selling Shareholder is set forth on Exhibit A attached hereto.  The Escrow Agent shall divide the Escrow Account into sub-accounts, with a separate sub-account for each Selling Shareholder (each a “Sub-Account,” and collectively the “Sub-Accounts”) with each Selling Shareholder’s Escrow Shares allocated to such Selling Shareholder’s Sub-Account; provided, however, that such Sub-Accounts shall not relieve the Selling Shareholders of any joint and several liability to Buyer.  The Escrow Agent shall follow the written instructions of each Selling Shareholder concerning any investment or reinvestment from time to time of any cash constituting part of the Escrow Funds held in such Selling Shareholder’s Sub-Account (copies of all such written instructions shall be provided by

Selling Shareholders to Buyer); provided that permissible investments shall be limited to (a) money market accounts and money market mutual funds (including those of the Escrow Agent) solely invested in treasury bills, treasury notes or any other direct obligations issued by or guaranteed in full as to principal and interest by the United States of America and certificates of deposit issued by a commercial bank located in the United States and incorporated under the laws of the United States or of any state and having capital, surplus and undivided profits of not less than one hundred million dollars ($100,000,000) (including the Escrow Agent and its affiliates), (b) obligations of or guaranteed by the U.S. government with a maturity of not more than 180 days, (c) certificates of deposit with a maturity of not more than 180 days with a commercial bank having capital, surplus and undivided profits of not less than one hundred million dollars ($100,000,000), (d) commercial paper with a maturity of not more than 180 days that is rated A-1, P-1 or better by Standard & Poor’s Corporation or Moody’s Investors Services, Inc. and (e) debt of or guaranteed by any state or political subdivision with a maturity of not more than 180 days that is rated A or better (the “Permitted Investments”).  In the absence of any written instructions, the Escrow Agent shall invest all cash in the Fidelity U.S. Treasury III Money Market Fund.  Neither the Escrow Agent nor any Party shall be liable or responsible in any manner for any loss or depreciation resulting from any such Permitted Investment or any liquidation thereof, or for any costs in connection therewith, and all of said losses and costs shall be borne by the appropriate Sub-Account.  In the event that any Indemnification Claim (as defined below) is to be satisfied pursuant to Section 3 below at any time in which there is not sufficient readily available funds in the Escrow Account (because any of the Permitted Investments necessary to fund such claim have not at such time matured), Buyer shall be entitled to receive, in addition to such amounts, all Escrow Earnings with respect to such Permitted Investment(s) from the date such amounts become payable until the date such amounts are actually paid.

3.                                      RELEASE OF ESCROW FUND.

The Escrow Fund is intended to provide a source of funds and property for the satisfaction of certain amounts which may become payable to Buyer pursuant to Exhibit E to the Purchase Agreement prior to the Distribution Date (as defined below).  The Escrow Fund shall only be distributed or released as follows:

3.1          INDEMNIFICATION CLAIMS.

At any time and from time to time prior to the Distribution Date, if Buyer makes a claim for indemnification pursuant to and in accordance with the provisions of Exhibit E of the Purchase Agreement (an “Indemnification Claim”), Buyer shall deliver to the Escrow Agent, CSC and each Selling Shareholder against whom such Indemnification Claim is being made a written notice (an “Indemnification Notice”) setting forth the amount of such claim (to the extent the amount of such claim is known and quantifiable as of such date) and setting forth in reasonable detail the nature and the basis for such claim, including whether such claim is a several claim against a specific Selling Shareholder pursuant to Section 2.2 of Exhibit E to the

Purchase Agreement (a “Several Claim”) or a joint and several claim against all Selling Shareholders pursuant to Section 2.1 or 3.1 of Exhibit E to the Purchase Agreement (a “Joint Claim.”.  Buyer shall also deliver to the Escrow Agent written proof of delivery to CSC of a copy of such Indemnification Notice (which proof may consist of a photocopy of the facsimile transmission confirmation sheet, or international express courier receipt or the signed receipt if delivered by hand).  If the Escrow Agent has not received a written objection to such Indemnification Claim from a Selling Shareholder (or its agent) within forty (40) days following the Escrow Agent’s receipt of such proof of delivery to CSC, then on the forty-first (41st) day following such receipt the Escrow Agent shall, in accordance with the provisions of Section 3.4 below, distribute from the Escrow Account the amount of such Indemnification Claim to Buyer.

3.2          DISPUTES.

If a Selling Shareholder (or its agent) delivers to the Escrow Agent and Buyer a written objection (a “Dispute Notice”) to any Indemnification Claim or portion thereof within forty (40) days following the Escrow Agent’s receipt of proof of delivery of such Indemnification Notice, then, except as otherwise provided in Section 3.3 below, the Escrow Agent shall not distribute to Buyer the portion of the Escrow Fund that is the subject of the Dispute Notice until the Escrow Agent receives either (i) written instructions signed by the Buyer and the Selling Shareholder(s) against whom the Indemnification Claim is made, authorizing the distribution to Buyer of the portion of the Escrow Fund that is the subject of the Dispute Notice and providing the Escrow Agent with indemnity reasonably satisfactory to the Escrow Agent against any liability, claims or damages resulting from compliance by the Escrow Agent with such instructions, or (ii) a final decision of a court of competent jurisdiction or an arbitrator, as the case may be, pursuant to the Purchase Agreement directing the distribution to Buyer of the portion of the Escrow Fund that is the subject of the Dispute Notice.  Upon receipt of such written instructions or final decision, as the case may be, the Escrow Agent shall distribute to Buyer the portion of the Escrow Fund subject to dispute in accordance with such written instructions or final decision.  In the event that the Selling Shareholders are the prevailing parties in whole or in part in connection with any such dispute, the portion of the Escrow Fund that was the subject of such Dispute Notice and that is not distributed to Buyer as provided in the immediately preceding sentence shall remain in the Escrow Account and shall be available to satisfy subsequent Indemnification Claims until released as provided in Section 3.5 below.  Any Dispute Notice shall describe in reasonable detail the basis for any objection to the matters set forth in the Indemnification Notice and the portion of such Indemnification Claim (if less than all) which is the subject of such Dispute Notice.

3.3          PARTIAL DISTRIBUTION.

If any Dispute Notice includes an objection to only a portion of an Indemnification Claim, the Escrow Agent shall promptly distribute to Buyer from the appropriate Sub-Account(s) that number of Escrow Shares having a value equal to that portion of the Indemnification Claim for which there is no objection; provided that no such partial release by the Escrow Agent shall terminate or otherwise prejudice any rights of Buyer with respect to amounts claimed in any Indemnification Notice which are in excess of the amounts so released.  If the Indemnification Claim is a Several Claim against a specific Selling Shareholder, the distribution may be made only from such Selling Shareholder’s Sub-Account.  If the Indemnification Claim is a Joint Claim against all Selling Shareholders, the appropriate amount shall be distributed from each Selling Shareholder’s Sub-Account pursuant to Section 3.4 below.

3.4          MANNER OF DISTRIBUTIONS.

All distributions of the Escrow Fund shall be made as set forth in this Section 3.4.

(a)           Distributions of the Escrow Fund shall be made, with respect to cash in a Selling Shareholder’s Sub-Account, by wire transfer to an account or accounts designated in writing by such Selling Shareholder or Buyer, as applicable

(b)           With respect to Escrow Shares distributable to Buyer from a Selling Shareholder’s Sub-Account:

(i)            If the value of the Escrow Shares in such Sub-Account is less than or equal to the amount distributable to Buyer from such Sub-Account, then the Escrow Agent shall deliver the share certificate evidencing such Selling Shareholder’s Escrow Shares to Buyer.

(ii)           If the value of the Escrow Shares in such Sub-Account exceeds the amount distributable to Buyer from such Sub-Account, then the Escrow Agent shall deliver the share certificate evidencing such Selling Shareholder’s Escrow Shares to Buyer, and Buyer shall contemporaneously deliver to the Escrow Agent for deposit in such Selling Shareholder’s Sub-Account, a share certificate issued in the name of such Selling Shareholder evidencing Buyer Shares with a value equal to that excess.

(c)           With respect to Escrow Shares distributable to a Selling Shareholder from such Selling Shareholder’s Sub-Account:

(i)            If the value of the Escrow Shares in such Sub-Account is less than or equal to the amount distributable to such Selling Shareholder, then the Escrow Agent shall deliver the share certificate evidencing such Selling Shareholder’s Escrow Shares to such Selling Shareholder.

(ii)           If the value of the Escrow Shares in such Sub-Account exceeds the amount distributable to such Selling Shareholder, then the Escrow Agent shall deliver the share certificate evidencing such Selling Shareholder’s Escrow Shares to Buyer, and Buyer shall contemporaneously deliver to the Escrow Agent, two share certificates evidencing shares of Buyer Common Stock, each registered in the name of such Selling Shareholder.  One share certificate shall evidence shares of Buyer Common Stock with a value equal to that excess, and the Escrow Agent shall deposit such certificate in such Selling Shareholder’s Sub-Account.  The second share certificate shall evidence shares of Buyer Common Stock with a value equal to the remainder, and the Escrow Agent shall deliver such certificate to such Selling Shareholder.

(d)           (i)  If a distribution to Buyer is with respect to a Several Claim against a Selling Shareholder, then the Escrow Agent shall make distributions only from such Selling Shareholder’s Sub-Account.  If a distribution to Buyer is with respect to a Joint Claim against all Selling Shareholders, then the Escrow Agent shall make distributions from the Selling Shareholders Sub-Accounts on a pro rata basis.  In the event of a Joint Claim, the amount distributable from a Selling Shareholder’s Sub-Account (the “Pro Rata Amount”) shall be the amount that bears the same ratio to the total amount distributable to the Buyer as (x) the total value of such Selling Shareholder’s Sub-Account at the time of distribution less any Unresolved Claims, bears to (y) the total value of all Selling Shareholders’ Sub-Accounts at the time of distribution less any Unresolved Claims.  By way of example only:  assume (i) there are four Selling Shareholders, each with a Sub-Account with a total value of $100.00, (ii) there are no Unresolved Claims, and (z) the Escrow Agent is required to make a distribution of $300 to Buyer with respect to a Joint Claim against all Selling Shareholders; result:  the Escrow Agent would distribute $75 from the Sub-Account of each Selling Shareholder.

(ii)           In modification of clause (d)(i) of this Section 3.4, if a distribution from any Selling Shareholder’s Sub-Account would reduce the value of such Sub-Account below an amount previously reserved for an Unresolved Claim (as defined in Section 3.5) against such Selling Shareholder, then the Escrow Agent shall distribute the unreserved balance of such Selling Shareholder’s Sub-Account to Buyer, and the remaining balance of the amount distributable to Buyer shall be distributed on a pro rata basis from the Sub-Accounts of the other Selling Shareholders, except in calculating their respective Pro Rata Amounts, the value of the Sub-Account of the Selling Shareholder with the several Unresolved Claim shall be excluded.  By way of example only:  assume (x) there are four Selling Shareholders, each with a Sub-Account with a total value of $100.00, (y) there is a several Unresolved Claim of $70 against one Selling Shareholder, and (z) the Escrow Agent is required to make a distribution of $300 to Buyer with respect to Joint Claim against all Selling Shareholders; result: the Escrow Agent would distribute $30 from the Sub-Account of the Selling Shareholder with the several Unresolved Claim, and $90 from the Sub-Accounts of each of the other Selling Shareholders.  This Section 3.4(d)(ii) shall be applied repeatedly until distributions to Buyer shall be sufficient to cover the amount distributable to Buyer, subject to the maximum amount remaining in the Escrow Fund.

(e)           Except as otherwise provided in this Section 3.4, if there are insufficient assets in any Selling Shareholder’s Sub-Account to satisfy a Several Claim against that Selling Shareholder, or to satisfy that Selling Shareholder’s Pro Rata Amount of a Joint Claim, the Escrow Agent shall not distribute the shortfall from any other Selling Shareholder’s Sub-Account.  Notwithstanding anything to the contrary contained in this Section 3, in the event that there are sufficient assets in the Escrow Fund to cover an Joint Claim, Buyer shall have the right to fully recover the amount of such Indemnification Claim.

3.5          RELEASE OF REMAINING ESCROW FUND.

(a)           On the date which is eighteen months after the Closing Date (the “Distribution Date”), the Escrow Agent shall release to each Selling Shareholder the amount of the Escrow Fund (if any) (including all Escrow Shares) in such Selling Shareholder’s Sub-Account as of the Distribution Date, less all Unresolved Claims.  For purposes of this Agreement, the term “Unresolved Claims” shall mean, as of the Distribution Date, the aggregate amount of all Indemnification Claims against a Selling Shareholder’s Sub-Account that are the subject of a Dispute Notice or that are otherwise unsatisfied, including any Indemnification Claims for which an Indemnification Notice has been delivered but for which the forty (40)-day objection period has not expired as of such date.  A Several Claim shall be allocated only to the Sub Account of the Selling Shareholder against whom such claim has been made, and a Joint Claim shall be allocated to the Sub-Accounts of all Selling Shareholders pursuant to Section 3.4(d).

(b)           Promptly upon the Escrow Agent’s receipt of a final determination in writing of the Selling Shareholders and Buyer or a final determination of a court of competent jurisdiction or an arbitrator, as the case may be, of any Unresolved Claims that are the subject of a Dispute Notice or upon the expiration of the forty (40)-day objection period for any Unresolved Claim for which no Dispute Notice has been delivered, the Escrow Agent shall distribute to Buyer from the Escrow Fund that number of Escrow Shares to be distributed to Buyer pursuant to such final determination or that number of Escrow Shares with a value equal to the amount of such Unresolved Claim for which no Dispute Notice has been delivered, as the case may be, in each case in accordance with the provisions of Section 3.4 above.  After the resolution of all Unresolved Claims pending as of the Distribution Date, any remaining Escrow Fund (including any Escrow Shares) not distributed to Buyer from a Sub-Account pursuant to the terms hereof shall be released promptly thereafter by the Escrow Agent to the appropriate Selling Shareholder.

3.6          SALE OF ESCROW SHARES.

At any time on or after the Distribution Date, in the event that any Escrow Shares remain in the Escrow Account with respect to one or more Unresolved Claims, each Selling Shareholder shall have the right to request that Buyer agree to the release from the Escrow Fund all or any portion of the Escrow Shares remaining in that Selling Shareholder’s Sub-Account for purposes of effecting the disposition of such Escrow Shares.  In order to exercise his or its rights pursuant to this Section 3.6, such Selling Shareholder shall deliver written notice (a “Sale Notice”) to Buyer of its desire to sell a number of Escrow Shares.  Upon receipt thereof, Buyer shall countersign such written instructions and deliver such Sale Notice to the Escrow Agent.  Upon receipt thereof the Escrow Agent shall release the number of Escrow Shares subject to the Sale Notice to Bear Stearns & Co. for the limited purpose of the immediate disposition of such Escrow Shares on the Nasdaq in a transaction at the then prevailing market price.  The gross proceeds of such sale of Escrow Shares shall be immediately disbursed to the Escrow Agent by Bear Stearns and the Escrow Agent shall add such proceeds to the Selling Shareholder Sub-Account of the Selling Shareholder that delivered the Sale Notice.  The gross proceeds of such sale shall remain in the Selling Shareholder’s Sub-Account and shall be available for distribution to Buyer in satisfaction of any Unresolved Claims against the Selling Shareholder.  Any taxes incurred by the Selling Shareholder in connection with the sale of such Escrow Shares (including, without limitation, capital gains or income taxes) shall be paid by the Selling Shareholder independently of any amounts then being held in the Escrow Account and in no event shall the Escrow Fund be reduced by any portion of such taxes.  Any expenses incurred by the Selling Shareholder, Bear Stearns & Co. or the Escrow Agent in connection with the sale of such Escrow Shares (including, without limitation, commissions and other selling expenses) shall be paid by the Selling Shareholder independently of any amounts then being held in the Escrow Account and in no event shall the Escrow Fund be reduced by any portion of such expenses.  Each Selling Shareholder may exercise his or its rights under this Section 3.6 solely on one occasion.  In no event shall the Escrow Agent or Buyer be liable for any Losses incurred by a Selling Shareholder as a result of the exercise by such Selling Shareholder of his or its rights pursuant to this Section 3.6, and each Selling Shareholder hereby agrees to indemnify and hold harmless the Escrow Agent and Buyer from any and all such Losses.  Buyer shall cooperate reasonably with any sale pursuant to this Section 3.6, including issuing, in exchange for any legended certificates, such unlegended certificates of Buyer Common Stock as the Selling Shareholder is otherwise entitled to receive under the Transaction Documents, subject to the requirements of applicable Law.

3.7          TERMINATION.

This Agreement shall terminate when the entire Escrow Fund has been released and distributed in accordance with this Section 3.  Upon such termination this Agreement shall have no further force and effect, except that the provisions of this Section 3.7 and Sections 4, 5 and 6 and Sections 8 through 19 below shall survive such termination.

3.8          AMENDMENT TO EXHIBIT A.

Upon receipt of joint written instructions from the Shareholders’ Representative and Buyer, the Escrow Agent shall revise Exhibit A in accordance with such written instructions.  Any such revised Exhibit A (i) shall be deemed appended to this Agreement in replacement of the prior Exhibit A and (ii) shall constitute Exhibit A for all purposes under this Agreement.

4.                                      CONDITIONS TO ESCROW.

The Escrow Agent agrees to hold the Escrow Fund and to perform in accordance with the terms and provisions of this Agreement.  The Parties agree that the Escrow Agent shall not assume any responsibility for the failure of the Parties to perform in accordance with the Purchase Agreement or this Agreement.  The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions which the Parties hereto agree shall govern and control with respect to the Escrow Agent’s rights, duties and liabilities hereunder:

4.1          LIABILITY.

The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no additional duties or obligations shall be implied hereunder. In performing its duties under this Agreement, or upon the claimed failure to perform any of its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which may be incurred as a result of the Escrow Agent so acting or failing to so act; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Escrow Agent shall not be relieved from liability for damages arising out of its proven gross negligence, or willful misconduct under this Agreement.  The Escrow Agent shall in no event incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of legal counsel (which counsel may not also be counsel to any Party) given with respect to any question relating to the duties and responsibilities of the Escrow Agent hereunder or (ii) any action taken or omitted to be taken in reliance upon any instrument delivered to the Escrow Agent and believed by it to be genuine and to have been signed or presented by the proper Party or Parties.  The Escrow Agent shall not be bound in any way by any agreement or contract between or among the Parties, whether or not the Escrow Agent has knowledge of any such agreement or contract, including, but not limited to, the Purchase Agreement.  The Escrow Agent is not a party to, nor is it bound by, nor need it give consideration to the terms or provisions of, any other agreement or undertaking among the Parties or any of them, or between the Parties or any of them and other persons (other than this Agreement), it being the intention of the parties hereto that the Escrow Agent assent to and be obligated to give consideration only to the terms and provisions hereof.

4.2          RIGHTS IN EVENT OF DISPUTE.

It is understood and agreed that, in the event of any dispute between the Parties or among them or any other person resulting in adverse claims and demands being made in connection with or for any money or other property involved in or affected by this Agreement, the Escrow Agent shall refuse to comply with such demands or claims, so long as such dispute shall continue.  In such event, the Escrow Agent shall make no distribution, release or other disposition of the Escrow Fund or any portion of the Escrow Fund.  Anything herein to the contrary notwithstanding, the Escrow Agent shall not be or become liable to such Parties or persons or any of them for the failure of the Escrow Agent to comply with such conflicting or adverse demands.  The Escrow Agent shall be entitled to continue to refrain and refuse to distribute, release or otherwise dispose of the Escrow Fund or any part thereof or to otherwise act hereunder, as stated above, unless and until such dispute is resolved in accordance with Section 3.2 of this Agreement.  In the event of such a dispute, the Escrow Agent shall have the right, in addition to the rights described above and at the option of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all money and property comprising the Escrow Fund.  Upon such tender, the parties hereto agree that the Escrow Agent shall be discharged from all further duties under this Agreement; provided, however that such tender shall not deprive the Escrow Agent of its compensation hereunder earned prior to such tender and discharge of the Escrow Agent of its duties hereunder.

4.3          RESIGNATION OR TERMINATION OF ESCROW AGENT.

The Escrow Agent shall have the right to resign at any time by giving written notice of such resignation to the Parties and the Parties shall have the right to terminate the services of the Escrow Agent hereunder at any time by giving thirty (30) days’ written notice (with such written notice being signed by Buyer and the Shareholders’ Representative) of such termination to the

Escrow Agent, in each case specifying the effective date of such resignation or termination. Within thirty (30) days after receiving or delivering the aforesaid notice, as the case may be, the Parties agree to appoint a successor escrow agent to which the Escrow Agent shall distribute the funds and property then held hereunder, less the amount of any fees owing to the Escrow Agent hereunder as of such date.  If a successor escrow agent has not been appointed and has not accepted such appointment by the end of such thirty (30)-day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent and shall be entitled to tender into the custody of such court all funds and property then held by it hereunder, and the costs, expenses and reasonable attorneys’ fees which are incurred in connection with any such proceeding shall be paid 50% by Buyer and 50% by the Selling Shareholders.  Thereupon, the Escrow Agent shall be relieved of all further duties and obligations under this Agreement.  The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.  Except as otherwise agreed to in writing by the Parties, none of the Escrow Fund shall be released from the Escrow Account unless and until a successor escrow agent has been appointed in accordance with this Section 4.3.

4.4          DISCHARGE OF ESCROW AGENT.

Upon delivery of all of the Escrow Fund pursuant to the terms of Section 3 above or to a successor escrow agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder.  The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and all final arbitration awards and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.

5.                                      INDEMNIFICATION.

Notwithstanding any other provision of this Agreement, the Escrow Agent shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve it in any cost, expense, loss or liability unless security and indemnity, as provided herein, shall be furnished.  Buyer and the Selling Shareholders hereby, jointly and severally, agree to indemnify the Escrow Agent and its officers, directors, employees and agents and save the Escrow Agent and its officers, directors, employees and agents harmless from and against any and all Claims (as defined below) and Agent Losses (as defined below) which may be incurred by the Escrow Agent or any of such officers, directors, employees or agents as a result of Claims asserted by any person against the Escrow Agent or any of such officers, directors, employees or agents as a result of or in connection with its performance as the Escrow Agent under this Agreement.  As between Buyer and the Selling Shareholders, each of Buyer’s and the Selling Shareholder’s obligation to so jointly and severally indemnify and hold harmless the Escrow Agent and its officers, directors, employees and agents shall be limited to one-half (½) the amount of the Claim.  For the purposes hereof, the term “Claim” or “Claims” shall mean all claims, lawsuits, causes of action or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or impleader) the Escrow Agent or any such officer, director, employee or agent, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to or be based upon, in whole or in part: (a) the acts or omissions of any of the Parties, (b) the appointment of the Escrow Agent as escrow agent under this Agreement, or (c) the performance by the Escrow Agent of its duties under this Agreement; and the term “Agent Losses” shall mean losses, costs and expenses and amounts paid in settlement, directly or indirectly resulting from, arising out of or relating to one or more Claims.  Upon the written request of the Escrow Agent or any such officer, director, employee or agent (each referred to herein as an “Indemnified Party”) Buyer and/or the Selling Shareholders shall assume the investigation and defense of any Claim, including the employment of counsel reasonably acceptable to the applicable Indemnified Party and the payment of all expenses related thereto and, notwithstanding any such assumption, such Indemnified Party shall have the right, and Buyer and/or the Selling Shareholders shall pay the cost and expense thereof, to employ separate counsel with respect to any such Claim and participate in the investigation and defense thereof in the event that such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or in addition to those available to any Party. Buyer and Selling Shareholders hereby agree that the indemnification and protections afforded the Escrow Agent in this Section 5 shall survive the termination of this Agreement, the resignation or removal of the Escrow Agent pursuant to Section 4.3 hereof or the tender by the Escrow Agent of the Escrow Fund to a court pursuant to Section 4.2 hereof.

6.             ESCROW COSTS.

The Escrow Agent shall be entitled to be paid, by the Buyer, a fee for its services pursuant to the Fee Schedule attached hereto.  In addition, Buyer and the Selling Shareholders agree to pay equally to the Escrow Agent the Escrow Agent’s expenses incurred in connection with this Agreement, including but not limited to the reasonable cost and expenses of legal services (including attorneys’ fees) in the event the Escrow Agent deems it necessary to retain counsel.  Such expenses shall be paid by the Buyer and Selling Shareholders to the Escrow Agent upon execution of the Escrow Agreement, by wire transfer of funds.  Buyer and the Selling Shareholders further agree that, in the event any controversy arises under or in connection with this Agreement or the Escrow Fund or the Escrow Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the Escrow Fund, the Buyer and the Selling Shareholders shall pay equally to the Escrow Agent reasonable compensation for the Escrow Agent’s extraordinary services and shall reimburse the Escrow Agent for all reasonable costs and expenses associated with such controversy or litigation (including reasonable attorneys’ fees).

7.                                      LIMITATIONS ON RIGHTS TO ESCROW FUND.

Except as expressly set forth herein, none of the Parties shall have any right, title or interest in or to, or possession of, the Escrow Account and therefore shall not have the ability to pledge, convey, hypothecate or grant as security all or any portion of the Escrow Fund unless and until such portion of the Escrow Fund has been released pursuant to Section 3 above. Accordingly, the Escrow Agent shall be in sole possession of the Escrow Fund and shall not act as custodian of the Parties under this Agreement for the purposes of perfecting a security interest therein, and no creditor of any of the Parties shall have any right to have or to hold or otherwise attach or seize all or any portion of the Escrow Fund as collateral for any obligation and shall not be able to obtain a security interest in any of the Escrow Fund unless and until such portion of the Escrow Fund has been released pursuant to Section 3 above.

8.                                      NOTICES.

All notices, requests or other communications required or permitted hereunder shall be given in writing by hand delivery, facsimile, or international express courier, return receipt requested, postage prepaid, to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party to the other in accordance with this Section 8:

if to Buyer, to:

24/7 Real Media, Inc.

1250 Broadway
New York, NY 10001

Attn: General Counsel
Facsimile No.: (212) 760-2811

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
Attn: Ronald R. Papa, Esq.
Facsimile No.: (212) 969-2900

if to a Selling Shareholder, to:

Corporation Service Company
1177 Avenue of the Americas, 17th Floor
New York, New York 10036-2721
Attention:
Telecopy:

with copies (which shall not constitute notice)

to the address or facsimile number of such Selling Shareholder on Exhibit A

and

Bae, Kim and Lee
Hankook Tire Building
647-15, Yoksam-dong, Kangnam-gu
Seoul 135-723, Korea
Attention:	Dongwoo Seo, Esq.
Telephone:	+82 (2) 3404-0129
Telecopy:	+82 (2) 3404-0804

and

Hershner Hunter LLP
180 E. 11th Ave.
Eugene, OR 97401
Attn: Norman J. LeCompte, Esq.
Facsimile No.: (541) 344-2025

if to Escrow Agent, to :

The Bank of New York
101 Barclay Street
8 West
New York, NY 10286
Facsimile No.: (212) 815-5877
Attn: Mathew Louis

All such notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgment of receipt issued (in writing or by facsimile) with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt of the person to whom such notice or communication shall have been addressed.

9.                                      ENTIRE AGREEMENT, AMENDMENTS.

This Agreement, together with the Purchase Agreement (as the same applies solely to the Parties), embodies the entire understanding of the parties hereto with respect to the subject matter hereof and there are no other agreements or understandings, written or oral, in effect between the parties hereto relating to the subject matter hereof, except as specifically referenced herein or in the Purchase Agreement.  This Agreement, together with the Purchase Agreement (as the same applies solely to the Parties) supersedes and terminates all prior discussions, negotiations, understandings, arrangements and agreements by or among the parties hereto relating to the subject matters hereof.  This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by each of the Parties (a copy of which shall be promptly provided by the Parties to the Escrow Agent); provided that if any such amendment or waiver would have the effect of increasing or expanding the Escrow Agent’s obligations or duties under this Agreement, the written consent of the Escrow Agent shall be required in addition to the written consent of the Parties.  No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.

10.          ASSIGNS AND ASSIGNMENT.

This Agreement and the provisions hereof shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto; provided that the Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Sections 4.2 and 4.3 above.

11.          TAXATION OF ESCROW EARNINGS.

Each Selling Shareholder hereby acknowledges that, for federal and state income tax purposes, the Escrow Earnings allocable to such Selling Shareholder’s Sub-Account shall be income of such Selling Shareholder.

12.          NO OTHER THIRD PARTY BENEFICIARIES.

Neither this Agreement nor any provision hereof, nor any document executed or delivered herewith, shall create any right in favor of or impose any obligation upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

13.          INTERPRETATION.

The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

14.          NO WAIVER.

Any failure of any of the parties hereto to comply with any of its obligations or agreements or to fulfill any conditions herein contained may be waived only by a written waiver from the other parties hereto.  No failure by any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by such party preclude any other or future exercise of that right or any other right hereunder by that party.

15.          SEVERABILITY.

The parties hereto agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever the provisions hereof are invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions, but are valid and enforceable, and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

16.          NO STRICT CONSTRUCTION.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any person.  The term “including” as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.  This Agreement has been drafted and shall be interpreted in accordance with the English language.

17.          RELEASES ON NON-BUSINESS DAYS.

In the event that a release of a portion of the Escrow Fund hereunder is required to be made on a date that is not a Business Day, such release may be made on the next succeeding Business Day with the same force and effect as if made when required.

18.          GOVERNING LAW; SERVICE OF PROCESS.

ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN THOUGH UNDER THAT JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.  It is the intention of the parties hereto, however, that the situs of the Escrow Fund created hereunder is and shall be administered in the state in which the principal office of the Escrow Agent from time to time acting hereunder is located.  Any action or proceeding by or against the Escrow Agent seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of New York, and each of the Parties irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.  Nothing in this Agreement shall be construed as authorizing a court proceeding with respect to any matter that is required to be submitted to arbitration pursuant to Section 9.7 of the Purchase Agreement.

19.          COUNTERPARTS.

This Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

24/7 REAL MEDIA, INC.

By:	/s/ David J. Moore
Name: David J. Moore
Title: Chairman and Chief Executive Officer

Accepted and agreed as of the date first above written, by:

THE BANK OF NEW YORK, as Escrow Agent:

By:	/s/ Matthew G. Louis
Name: Matthew G. Louis
Title: Assistant Vice President

SELLING SHAREHOLDERS

By:	/s/ Jae Woo Chung	By:	/s/ Yong Soo Huh
	Jae Woo Chung		Yong Soo Huh

By:	/s/ Jee Yeon Kang	By:	/s/ Yeon Kyong Kim
	Jee Yeon Kang		Yeon Kyong Kim

By:	/s/ Woong Yeul Lee	By:	/s/ Young Sam Chung
	Woong Yeul Lee		Young Sam Chung

By:	/s/ Joon Hyuk Wee	By:	/s/ Jung Keun Yoon
	Joon Hyuk Wee		Jung Keun Yoon

By:	/s/ Jae Sung Lee	By:	/s/ Hyoung Mi Choi
	Jae Sung Lee		Hyoung Mi Choi

KTB Network Co., Ltd.		KTB Investment Fund No. 5

By:	/s/ Hansup Kim	By:	/s/ Hansup Kim
	Name: Hansup Kim		Name: Hansup Kim
	Title: Representative Director		Title: Representative Director

EXHIBIT A

SELLING SHAREHOLDER	NUMBER OF ESCROW SHARES

Chung, Jae Woo	627,104

Huh, Yong Soo	559,925

Kang, Jee Yeon	263,734

Kim, Yeon Kyong	1,274

Lee, Woong Yeul	182,063

Chung, Young Sam	5,737

Wee, Joon Hyuk	59,414

Yoon, Jung Keun	60,688

Lee, Jae Sung	60,688

Choi, Hyoung Mi	70,566

KTB Network Co., Ltd.	148,652

KTB Investment Fund No. 5	86,577

SCHEDULE OF FEES

ACCEPTANCE FEE:	$0

For initial services including examination of the Escrow Agreement and all supporting documents this is a one-time fee payable upon the opening of the account.

ADMINISTRATION FEE:	$12,000.00

An annual charge or any portion of a 12-month period thereof. This fee is payable upon the opening of the account and annually thereafter. This charge is not prorated for the first year.

TRANSACTION FEE:

Wire transfer of funds	$25.00
Other transfer of funds (i.e. checks, internal account transfers)	$25.00
Asset transactions (purchases/sales/calls/deposit/withdrawals, etc.)	$25.00